UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Celsion Corporation

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Celsion Corporation Urges All Shareholders to Vote at the 2021 Annual Meeting

to be Held on Friday June 4, 2021

Calls for All Shareholders to Vote so Quorum Requirement to Hold The Meeting is Met

LAWRENCEVILLE, N.J. (May 27, 2021) – Celsion Corporation (NASDAQ: CLSN), a clinical-stage development company focused on DNA-based immunotherapy and next-generation vaccines, today reminded stockholders that the virtual Annual Meeting of Stockholders is scheduled for Friday, June 4, 2021 at 10:00 a.m., Eastern Time and called on stockholders to vote to ensure that a quorum is present to hold the meeting.

YOUR VOTE IS VERY IMPORTANT AND COUNTS TOWARDS THE QUORUM REQUIREMENT TO HOLD THE MEETING. THE COMPANY CANNOT HOLD THE MEETING IF THE QUORUM REQUIREMENT IS NOT MET.

Stockholders holding common stock at the close of business on April 5, 2021 are entitled to vote at the meeting. Meeting materials, including the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2021, along with a proxy card, were mailed on April 21, 2021, to stockholders of record as of April 5, 2021 and made available at www.sec.gov.

Since a majority of all shares outstanding is required, Celsion is specifically asking stockholders to follow the Board of Directors’ recommendation to vote FOR Proposal #3 to increase the number of authorized shares of common stock. Proposal #3 involves an amendment to the Company’s Certificate of Incorporation and therefore requires a majority of all shares outstanding to vote FOR this proposal in order for it to pass. ISS and Glass Lewis have both recommended that stockholders vote in favor of the Company’s proposal to increase the number of authorized shares.

There are four proposals to be voted on during the June 4th meeting. Please review the information regarding each of these proposals in their entirety, which can be found in the definitive proxy statement filed with the SEC on April 20, 2021. As stated in the Proxy, Proposal #3 is being presented to increase the number of shares of the Company’s common stock authorized for issuance from 112,500,000 to 172,500,000. The Board of Directors believes that the increase in authorized common shares will provide the Company with the ability to support its future anticipated growth and would provide the Company with greater flexibility to consider and respond to future business opportunities and needs as they arise, including stock-based acquisitions of new technology and product development candidates and equity financings. The availability of additional shares of Common Stock would permit the Company to undertake certain of the foregoing actions without delay and expense associated with holding a Special Meeting of Stockholders to obtain stockholder approval each time such an opportunity arises that would require the issuance of shares of our Common Stock.

Every stockholder’s vote is important, regardless of the number of shares you hold. Accordingly, Celsion requests that each stockholder either vote online, by telephone or complete, sign, date and return a proxy card if it has not already done so, to ensure that the stockholder’s shares will be represented at the Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, your shares may not be counted for purposes of determining whether a quorum is present at the Meeting and will not be counted as votes cast on certain matters, and the number of votes voted at, the Meeting.

If you have not received a copy of the meeting materials, or need assistance with voting your shares, please contact our proxy agent, Morrow Sodali LLC, toll-free at (877)-787-9239.

Participants in the Solicitation

Celsion Corporation and its directors and executive officers may be deemed participants in the solicitation of proxies from Celsion’s stockholders with respect to the 2021 Annual Meeting of Stockholders. A list of the names of those directors and executive officers and a description of their interests in Celsion Corporation are included in the definitive proxy statement filed with the SEC on April 20, 2021 and is available at www.sec.gov.

About Celsion Corporation

Celsion is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies; and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV2. The company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, is under investigator-sponsored development for several cancer indications. Celsion also has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Forward-looking Statements

Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic filings with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church

609-482-2455
jchurch@celsion.com

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com